Exhibit 10.6

LEASE AMENDMENT NUMBER FOUR

This LEASE AMENDMENT NUMBER FOUR entered into this 27th day of January, 2006 (the “Fourth Amendment”), by and between AP SOUTHEAST PORTFOLIO PARTNERS, L.P., a Delaware limited partnership (the “Landlord”) and SENTO CORPORATION, a Utah corporation, successor in interest to Xtrasource, Inc. (the “Tenant”).

W I T N E S S E T H:

WHEREAS, Tenant’s predecessor and Landlord’s predecessor entered into that certain Office-Warehouse Lease Agreement dated December 6, 1994 (the “Original Lease”), as amended by that certain First Amendment to Lease dated August 22, 1995 (the “First Amendment”), as further amended by that certain Lease Amendment Number Two dated May 17, 1999 (the “Second Amendment”); as further amended by that certain Lease Amendment Number Three dated April 1, 2005 (the “Third Amendment”); and

WHEREAS, Landlord and Tenant’s predecessor entered into a Lease Assignment and Assumption of Tenant’s Interest, whereby the Lease was assigned by Customer Access Resources, Inc., to XtraSource, Inc., pursuant to a Lease Assignment and Assumption of Tenant’s Interest dated May 9, 2000 (the “Assignment Agreement”);

WHEREAS, the Lease was assigned to Tenant pursuant to a Lease Assignment and Assumption of Tenant’s interest dated November, 2004 (the “Second Assignment Agreement”) (the Original Lease, First, Second and Third Amendments, Assignment Agreement and Second Assignment Agreement collectively referred to as the “Lease”), for space comprising approximately 21,500 square feet, located at 3645 Trust Drive, City of Raleigh, County of Wake, State of North Carolina; and

WHEREAS, the parties hereto desire to alter and modify said Lease in the manner hereinafter set forth,

NOW THEREFORE, in consideration of the mutual and reciprocal promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant hereby agree to amend the Lease as follows:

1.Premises.  Effective on the earlier of the date that the improvements to the Expansion Premises are deemed substantially complete and Tenant can commence its business operations or April 1, 2006 (as modified by Section 6 of the Workletter) (the “Expansion Premises Commencement Date”), Section One of the Lease, entitled “Demise of Premises”, is amended to provide that the Premises shall include the space shown in Exhibit B-1 attached, approximately 9,473 square feet, and located in the 3645 Building at 3661 Trust Drive, Raleigh, Wake County, North Carolina (the “Expansion Premises”).  Collectively, the original Premises and Expansion Premises shall contain approximately 30,973 square feet.  Effective on the Expansion Premises Commencement Date, Tenant’s Proportionate Share, as defined, is to be increased to sixty-one and 149/1000 percent (61.149%) based upon the Building containing 50,652 square feet.

2.Term.  Effective on the Expansion Premises Commencement Date, Section Two of the Lease, entitled “Term”, shall be amended to provide that the Term of the Expansion Premises shall extend for eighty-four months so that the lease of the Expansion Premises is expected to expire on March 31, 2013, and extend the Term of the Original Premises so that the lease for that space expires sixty full months after the Expansion Premises Commencement Date, which is expected to be March 31, 2011.

3.Base Rent.  Effective on the Expansion Premises Commencement Date, Section Three of the Lease, entitled “Rent”, shall be amended to provide that Minimum Rent from the Expansion Premises Commencement Date through the extended Term shall be $1,372,512.84, to be payable in monthly installments in accordance with the following rent schedule (which shall replace the rent schedule provided in the amended Lease):

MONTHS	Original Premises Monthly Rent	Expansion Premises Monthly Rent	Total Monthly Rent	Cumulative Rent
4/1/06-3/31/07	$12,823.85	$6,315.33	$19,139.18	$229,670.16
4/1/07-3/31/08	$13,112.39	$6,457.43	$19,569.82	$234,837.84
4/1/08-3/31/09	$13,407.42	$6,602.72	$20,010.14	$240,121.68
4/1/09-3/31/10	$13,709.09	$6,751.28	$20,460.37	$245,524.44
4/1/10-3/31/11	$14,017.54	$6,903.19	$20,920.73	$251,048.76
4/1/11-3/31/12	$0.00	$7,058.51	$7,058.51	$84,702.12
4/1/12-3/31/13	$0.00	$7,217.32	$7,217.32	$86,607.84
Total Rent:				$1,372,512.84

The above rent schedule does not include monthly deposits for taxes, insurance and common area maintenance to be computed annually in accordance with Exhibit E to this Lease.

4.Brokers’ Commissions.  Section 29 of the Lease, entitled “Leasing Commissions”, shall be amended to provide that Tenant has not dealt with any real estate broker, finder or other person with respect to this Fourth Amendment and the lease of the Expansion Premises, except for CB Richard Ellis, through John Daly.

5.Option to Renew.  Tenant shall have the following three options:

1.               Effective on the Expansion Premises Commencement Date, Exhibit G, Section Four (the “Extension Right”), shall be amended to extend Tenant’s option so that it has the right and option to extend the Lease of the Original Premises for an additional two year term upon the expiration of the Original Premises Term, upon written notice to Landlord given two hundred seventy (270) days prior to the commencement of the extension period under the terms and conditions stated in Exhibit G, Section Four, as amended by the Second Amendment.  Per this Lease, any renewal or extension of the Term at the “then current market rate” shall employ the definition contained in Exhibit C of “Fair Market Rate”.

2.               The Extension Right shall be amended to provide that if Tenant exercises its Early Termination Right on its lease of the Expansion Premises, it may extend the Lease of the Original Premises for an additional five year term, upon written notice to Landlord given two hundred seventy (270) days prior to the commencement of the extension period under the terms and conditions stated in Exhibit G, Section Four, as amended by the Second Amendment.  Per this Lease, any renewal or extension of the Term at the “then current market rate” shall employ the definition contained in Exhibit C of “Fair Market Rate”

3.               The Extension Right shall be amended to provide that upon the expiration of the Expansion Premises Term, Tenant shall have the right and option to extend the Lease of either all of the Premises or the Original Premises, upon written notice to Landlord provided at least one year prior to the commencement of the extension period under the lesser of market terms and conditions (as defined in Exhibit C) or increased Rent of 2.25% with annual increases of 2.25%.

6.Termination Option.  Effective on the Expansion Premises Commencement Date, the following, “Termination Option”, shall be incorporated into Section Five of Exhibit G., of the Lease:

Tenant may elect to terminate its lease of the Expansion Premises (“Termination Option”) effective as of on the last day of the month that is sixty full months after the Expansion Premises Commencement Date (the “Early Termination Date”), by giving Landlord written notice (“Tenant’s Notice”) at least nine months prior to the Early Termination Date, provided that: (1) on or before the Early Termination Date, Tenant has paid Landlord all amounts due and owing under the Lease; and (2) Tenant pays to Landlord concurrently with Tenant’s Notice a termination fee equal to: (i) fifteen percent of Tenant’s remaining rental obligation for the lease of the Expansion Premises, plus (ii) the unamortized portion of Landlord’s Costs calculated by amortizing Landlord’s Costs over the Term on a daily basis, plus interest thereon at the rate of 9% per annum. “Landlord’s Costs” means Landlord’s costs of tenant improvement costs, the remainder of any amortized tenant improvements costs and brokerage commissions. Tenant’s right to exercise the Termination Option is conditioned on Tenant not being in default or assigned its interest in the Lease (unless the assignment is to an affiliate or subsidiary of Tenant) at the time of exercise of the Termination Option or on the Early Termination Date.  If the Termination Option is timely exercised, Tenant will deliver possession of the Expansion Premises to Landlord on the Early Termination Date in accordance with the terms of the Lease and all other terms and provisions will apply as if the Lease had expired according to its terms, including Tenant’s obligation for payment of any expenses attributable to periods prior to the Early Termination Date at such time as such obligation is determined. If Tenant fails to timely give notice, Tenant will be deemed to have waived its right to terminate under this Paragraph.

7.Expansion Premises Improvements.  The attached Workletter is incorporated into the Lease for the purpose of making improvements to the Expansion Premises.

8.Notices.  All notices to be sent to the Raleigh facility address with a copy to:

Sento Corporation

420 E South Temple Suite 400

Salt Lake City, UT 84111

Attention:  Mr. Anthony Sansone, Chief Financial Officer

9.Miscellaneous.  The foregoing is intended to be an addition and a modification to the Lease. Unless otherwise defined herein, all capitalized terms used in this Fourth Amendment shall have the same definitions ascribed in the Lease.  Except as modified and amended by this Fourth Amendment, the Lease shall remain in full force and effect.  If anything contained in this Fourth Amendment conflicts with any terms of the Lease, then the terms of this Fourth Amendment shall govern and any conflicting terms in the Lease shall be deemed deleted in their entirety.

10.Acknowledgment.   Landlord and Tenant acknowledge that the other party has complied with all of its obligations under said Lease to date, and, to the extent not expressly modified hereby, all of the terms and conditions of said Lease shall remain unchanged and in full force and effect.

  IN WITNESS WHEREOF, Tenant and Landlord have caused this instrument to be executed as of the date first above written, by their respective officers or parties thereunto duly authorized.

Tenant:

SENTO CORPORATION
a Delaware corporation

By:
Name:
Title:

Date:

Landlord:

AP SOUTHEAST PORTFOLIO PARTNERS, LP
a Delaware limited partnership
By: Highwoods Properties, Inc., its manager
a Maryland corporation

By
Robert G. Cutlip, Senior Vice President
and Regional Manager

Corporate Seal: